                                                Exhibit 99.1
Press Release

Investor Relations Contact
Matthew Frankel, CFA
Verint Systems Inc.
(631) 962-9672
matthew.frankel@verint.com

Verint Announces Q4 and FYE 2021 Results

Strong Fourth Quarter Results for Both Customer Engagement and Cyber Intelligence (now Cognyte)

Verint Becomes Pure-Play Customer Engagement Company Following Completion of Cognyte Spin

Customer Engagement Cloud Growth Accelerates in Q4; Raising Outlook for FYE 22 Cloud Revenue Growth

MELVILLE, N.Y., March 31, 2021 - Verint® (Nasdaq: VRNT), The Customer Engagement Company™, today announced results for the three months and year ended January 31, 2021 (FYE 2021), including both Customer Engagement and Cyber Intelligence. Revenue for the three months ended January 31, 2021 was $349 million on a GAAP basis and $351 million on a non-GAAP basis. For the three months ended January 31, 2021, net loss per share was ($0.34) on a GAAP basis, and diluted EPS was $0.98 on a non-GAAP basis. Revenue for the year ended January 31, 2021 was $1,274 million on a GAAP basis and $1,288 million on a non-GAAP basis. For the year ended January 31, 2021, net loss per share was ($0.23) on a GAAP basis, and diluted EPS was $3.60 on a non-GAAP basis. Cash flow from operations for the year was $253.8 million compared to $237.9 million in the prior year.

“On February 1st, we completed the spin-off of our Cyber Intelligence business into an independent public company called Cognyte Software Ltd. (Nasdaq: CGNT). Following the spin, we are now a pure play customer engagement company well-positioned with a differentiated cloud platform and extensive resources – including approximately 4,300 professionals worldwide – focused on helping brands provide Boundless Customer Engagement™,” said Dan Bodner, CEO.

Customer Engagement Q4 Highlights
•Large Cloud Wins Across Multiple Industries (TCV): Including orders for $13 million (financial services), $8 million (insurance), $7 million (banking), $7 million (consumer services), $4 million (home services), $4 million (healthcare) and $4 million (business services)
•Strong Cloud Revenue Growth: Cloud revenue up more than 30% year-over-year
•Strong Cloud Bookings Growth: New Perpetual License Equivalents (PLE) bookings up 15% year-over-year with approximately half of PLE bookings derived from SaaS
•Improving Visibility: Exited the year with strong cloud momentum driving remaining performance obligations (RPO) to $636 million, representing backlog growth of 29% year-over-year

Bodner continued, “We are pleased with our strong performance in Q4 across all key cloud metrics, our many competitive cloud wins and finishing the year ahead of guidance. We believe that behind our strong cloud momentum is our open cloud platform, expanding partner network and our strategy to help brands with their digital transformations. The momentum we experienced in the second half of last year increases our confidence and we are raising our outlook for the current year for cloud revenue growth to a range of 30% to 35%.”

Cyber Intelligence Q4 Highlights
•GAAP Revenue: $124.0 million for the quarter and $443.5 million for the year
•Non-GAAP Revenue: $124.6 million for the quarter and $447.0 million for the year

•GAAP Estimated Fully Allocated Operating Income: $4.9 million for the quarter and $26.7 million for the year
•Estimated Fully Allocated Adjusted EBITDA: $23.8 million for the quarter and $89.7 million for the year

Bodner concluded, “The Cyber Intelligence business, which was part of Verint through the end of the last fiscal year, finished the year strong. Cognyte announced today that they will review their results for the year ended January 31, 2021 in an earnings call to be scheduled for the second half of April. Verint’s results for Cyber Intelligence reflect Verint’s accounting policies. Cognyte has indicated that they expect their results to be slightly different based on their application of accounting allocation methodologies.”

New Stock Repurchase Program
We are pleased to announce a new stock repurchase program in which we will use a portion of our strong cashflow generation to buy back stock. We plan to buy back up to the number of shares to be issued under our incentive equity program each year.

FYE 2022 Outlook

Our non-GAAP outlook for the year ending January 31, 2022 is as follows:

•Revenue: $860 million with a range of +/- 2%
•Cloud Revenue Growth: 30% to 35%
•Diluted EPS: $2.20 at the midpoint of our revenue guidance

Our non-GAAP outlook for the three months ended April 30, 2021 and year ending January 31, 2022 excludes the following GAAP measures which we are able to quantify with reasonable certainty:

•Amortization of intangible assets of approximately $12 million and $45 million, for the three months ending April 30, 2021 and year ending January 31, 2022, respectively.
•Amortization of discount on convertible notes of approximately $3 million and $4 million, for the three months ending April 30, 2021 and year ending January 31, 2022, respectively.

Our non-GAAP outlook for the three months ending April 30, 2021 and year ending January 31, 2022 excludes the following GAAP measures for which we are able to provide a range of probable significance:

•Revenue adjustments are expected to be between approximately $1 million and $2 million, and $3 million and $4 million, for the three months ending April 30, 2021 and year ending January 31, 2022, respectively.
•Stock-based compensation is expected to be between approximately $15 million and $18 million, and $65 million and $75 million, for the three months ending April 30, 2021 and year ending January 31, 2022, respectively, assuming market prices for our common stock approximately consistent with current levels.
•Further costs associated with Verint’s February 1, 2021 separation into two independent public companies are expected to be between approximately $3 million and $5 million, and $8 million and $12 million, for the three months ending April 30, 2021 and year ending January 31, 2022, respectively.

Our non-GAAP outlook does not include the potential impact of any in-process business acquisitions that may close after the date hereof, and, unless otherwise specified, reflects foreign currency exchange rates approximately consistent with current rates.

We are unable, without unreasonable efforts, to provide a reconciliation for other GAAP measures which are excluded from our non-GAAP outlook, including the impact of future business acquisitions or acquisition expenses, future restructuring expenses, and non-GAAP income tax adjustments due to the level of unpredictability and uncertainty associated with these items. For these same reasons, we are unable to assess the probable significance of these excluded items. While historical results may not be indicative of future results, actual amounts for the three months and year ended January 31, 2021 and 2020 for the GAAP measures excluded from our non-GAAP outlook appear in Tables 2 and 3 of this press release.

Conference Call Information

We will conduct a conference call today at 4:30 p.m. ET to discuss our results for the three months and year ended January 31, 2021, outlook, and long-term targets. An online, real-time webcast of the conference call and webcast slides will be available on our website at www.verint.com. The webcast slides will be available on our website until at least April 30, 2021. The conference call can also be accessed live via telephone at 1-844-309-0615 (United States and Canada) and 1-661-378-9462 (international) and the passcode is 7559326. Please dial in 5-10 minutes prior to the scheduled start time.

About Non-GAAP Financial Measures
This press release and the accompanying tables include non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of non-GAAP financial measures presented for completed periods to the most directly comparable financial measures prepared in accordance with GAAP, please see the tables below as well as "Supplemental Information About Non-GAAP Financial Measures and Operating Metrics" at the end of this press release.

About Verint Systems Inc.
Verint® (Nasdaq: VRNT) helps the world’s most iconic brands – including over 85 of the Fortune 100 companies – build enduring customer relationships by connecting work, data, and experiences across the enterprise. The Verint Customer Engagement portfolio draws on the latest advancements in AI and analytics, an open cloud architecture, and The Science of Customer Engagement™ to help customers close the Engagement Capacity Gap™.

Verint. The Customer Engagement Company™. Learn more at Verint.com.

Cautions About Forward-Looking Statements
This press release contains forward-looking statements, including statements regarding expectations, predictions, views, opportunities, plans, strategies, beliefs, and statements of similar effect relating to Verint Systems Inc. These forward-looking statements are not guarantees of future performance and they are based on management's expectations that involve a number of known and unknown risks, uncertainties, assumptions, and other important factors, any of which could cause our actual results or conditions to differ materially from those expressed in or implied by the forward-looking statements. Some of the factors that could cause our actual results or conditions to differ materially from current expectations include, among others: uncertainties regarding the impact of changes in macroeconomic and/or global conditions, including as a result of slowdowns, recessions, economic instability, political unrest, armed conflicts, natural disasters, or outbreaks of disease, such as the COVID-19 pandemic, as well as the resulting impact on information technology spending by enterprises or government customers, on our business; risks that our customers delay, cancel, or refrain from placing orders, refrain from renewing subscriptions or service contracts, or are unable to honor contractual commitments or payment obligations due to liquidity issues or other challenges in their budgets and business, due to the COVID-19 pandemic or otherwise; risks that restrictions resulting from the COVID-19 pandemic or actions taken in response to the pandemic adversely impact our operations or our ability to fulfill orders, complete implementations, or recognize revenue; risks associated with our ability to keep pace with technological advances and challenges and evolving industry standards; to adapt to changing market potential from area to area within our markets; and to successfully develop, launch, and drive demand for new, innovative, high-quality products that meet or exceed customer challenges and needs, while simultaneously preserving our legacy businesses and migrating away from areas of commoditization; risks due to aggressive competition in all of our markets, including with respect to maintaining revenue, margins, and sufficient levels of investment in our business and operations, and competitors with greater resources than we have; risks relating to our ability to properly manage investments in our business and operations, execute on growth or strategic initiatives, and enhance our existing operations and infrastructure, including the proper prioritization and allocation of limited financial and other resources; risks associated with our ability to identify suitable targets for acquisition or investment or successfully compete for, consummate, and implement mergers and acquisitions, including risks associated with valuations, reputational considerations, capital constraints, costs and expenses, maintaining profitability levels, expansion into new areas, management distraction, post-acquisition integration activities, and potential asset impairments;; challenges associated with selling sophisticated solutions, including with respect to longer sales cycles, more complex sales processes, and assisting customers in understanding and realizing the benefits of our solutions, as well as with developing, offering, implementing, and maintaining a broad solution portfolio; challenges associated with our cloud transition, including increased importance of subscription renewal rates, and risk of increased variability in our period to period results based on the mix, terms, and timing of our transactions; risks that we may be unable to maintain, expand, and enable our relationships with partners as part of our growth strategy; risks associated with our reliance on third-party suppliers, partners, or original equipment manufacturers (“OEMs”) for certain components, products, or services, including companies that may compete with us or work with our competitors, as well as cloud hosting providers; risks associated with our ability to retain, recruit, and train qualified personnel in regions in which we operate, including in new markets and growth areas we may enter; risks associated with our significant international operations, exposure to regions subject to political or economic instability, fluctuations in foreign exchange rates, and challenges associated with a significant portion of our cash being held overseas; risks associated with a significant part of our business coming from government contracts and associated procurement processes; risks associated with complex and changing domestic and foreign regulatory environments, including, among others, with respect to data privacy and protection, government contracts, anti-corruption, trade compliance, tax, and labor matters, relating to our own operations, the products and services that we offer, and/or the use of our solutions by our customers; risks associated with the mishandling or perceived mishandling of sensitive or confidential information and data, including personally identifiable information or other information that may belong to our customers or other third parties, including in connection with our SaaS or other hosted or managed services offerings or when we are asked to perform service or support; risks that our solutions or services, or those of third-party suppliers, partners, or OEMs which we use in or with our offerings or otherwise rely on, including third-party hosting platforms, may contain defects, develop operational problems, or be vulnerable to cyber-attacks; risk of security vulnerabilities or lapses, including cyber-attacks, information technology system breaches, failures, or disruptions; risks that our intellectual property rights may not be adequate to protect our business or assets or that others may make claims on our intellectual property, claim infringement on their intellectual property rights, or claim a violation of their license rights, including relative to free or open source components we may use; risks associated with significant leverage resulting from our current debt position or our ability to incur additional debt, including with respect to liquidity considerations, covenant limitations and compliance, fluctuations in interest rates, dilution considerations (with respect to our convertible notes), and our ability to maintain our credit ratings; risks that we may experience liquidity or working capital issues and related risks that financing sources may be unavailable to us on reasonable terms or at all; risks arising as a result of contingent or other obligations or liabilities assumed in our acquisition of our former parent company, Comverse Technology, Inc. (“CTI”), or associated with formerly being consolidated with, and part of a consolidated tax group with, CTI, or as a result of the successor to CTI's business operations, Mavenir, Inc., being unwilling or unable to provide us with certain indemnities to which we are entitled; risks associated with changing accounting principles or standards, tax laws and regulations, tax rates, and the continuing availability of expected tax benefits; risks relating to the adequacy of our existing infrastructure, systems, processes, policies, procedures, internal controls, and personnel, and our ability to successfully implement and maintain enhancements to the foregoing, for our current and future operations and reporting needs, including related risks of financial statement omissions, misstatements, restatements, or filing delays; risks associated with market volatility in the prices of our common stock and convertible notes based on our performance, third-party publications or speculation, or other factors and risks associated with actions of activist stockholders; risks associated with the issuance of preferred stock to an affiliate of Apax Partners, including with respect to completion of the second tranche of the investment and Apax's significant ownership position and potential that its interests will not be aligned with those of our common stockholders; and risks associated with the recently completed spin-off of our Cyber Intelligence Solutions business, including the possibility that the spin-off transaction does not achieve the benefits anticipated, does not qualify as a tax-free transaction, or exposes us to unexpected claims or liabilities. We assume no obligation to revise or update any forward-looking statement, except as otherwise required by law. For a detailed discussion of these risk factors, see our Annual Report on Form 10-K for the fiscal year ended January 31, 2021, when filed, and other filings we make with the SEC.

VERINT, THE CUSTOMER ENGAGEMENT COMPANY, BOUNDLESS CUSTOMER ENGAGEMENT, THE ENGAGEMENT CAPACITY GAP and THE SCIENCE OF CUSTOMER ENGAGEMENT are trademarks of Verint Systems Inc. or its subsidiaries. Verint and other parties may also have trademark rights in other terms used herein.

Table 1
VERINT SYSTEMS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended January 31,		Year Ended January 31,
(in thousands, except per share data)	2021	2020	2021	2020
Revenue:
Product	$127,029	$124,337	$406,254	$454,875
Service and support	222,071	214,866	867,451	848,759
Total revenue	349,100	339,203	1,273,705	1,303,634
Cost of revenue:
Product	28,223	39,106	96,161	127,183
Service and support	78,145	75,037	300,528	312,599
Amortization of acquired technology	5,598	5,722	18,905	23,984
Total cost of revenue	111,966	119,865	415,594	463,766
Gross profit	237,134	219,338	858,111	839,868
Operating expenses:
Research and development, net	64,794	58,135	240,169	231,683
Selling, general and administrative	143,101	124,579	478,242	488,871
Amortization of other acquired intangible assets	6,766	8,328	30,995	31,458
Total operating expenses	214,661	191,042	749,406	752,012
Operating income	22,473	28,296	108,705	87,856
Other (expense) income, net:
Interest income	416	1,103	2,808	5,620
Interest expense	(9,283)	(10,235)	(39,975)	(40,378)
Other (expense) income, net	(32,312)	(996)	(55,315)	205
Total other expense, net	(41,179)	(10,128)	(92,482)	(34,553)
(Loss) income before (benefit) provision for income taxes	(18,706)	18,168	16,223	53,303
(Benefit) provision for income taxes	(160)	11,500	16,330	17,620
Net (loss) income	(18,546)	6,668	(107)	35,683
Net income attributable to noncontrolling interests	1,376	1,799	7,160	6,999
Net (loss) income attributable to Verint Systems Inc.	(19,922)	4,869	(7,267)	28,684
Dividends on preferred stock	(2,514)	—	(7,656)	—
Net (loss) income attributable to Verint Systems Inc. common shares	$(22,436)	$4,869	$(14,923)	$28,684

Net (loss) income per common share attributable to Verint Systems Inc.:
Basic	$(0.34)	$0.07	$(0.23)	$0.43
Diluted	$(0.34)	$0.07	$(0.23)	$0.43

Weighted-average common shares outstanding:
Basic	65,753	65,994	65,173	66,129
Diluted	65,753	66,999	65,173	67,355

Table 2
VERINT SYSTEMS INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Measures by Segment
(Unaudited)

	Three Months Ended January 31,
	2021			2020
(in thousands)	Customer Engagement	Cyber Intelligence	Consolidated	Customer Engagement	Cyber Intelligence	Consolidated
REVENUE
Total GAAP revenue	$225,080	$124,020	$349,100	$210,058	$129,145	$339,203
Revenue adjustments	1,781	547	2,328	4,702	5,557	10,259
Total non-GAAP revenue	$226,861	$124,567	$351,428	$214,760	$134,702	$349,462

ESTIMATED GROSS PROFIT AND GROSS MARGIN
Segment products costs	$10,089	$16,369	$26,458	$9,710	$26,694	$36,404
Segment service expenses	57,682	18,732	76,414	54,377	16,642	71,019
Amortization of acquired technology	5,373	225	5,598	5,361	361	5,722
Stock-based compensation expenses (1)	270	79	349	2,301	679	2,980
Shared support expenses allocation (3)	2,058	1,089	3,147	2,438	1,302	3,740
Total GAAP estimated fully allocated cost of revenue	75,472	36,494	111,966	74,187	45,678	119,865
GAAP estimated fully allocated gross profit	149,608	87,526	237,134	135,871	83,467	219,338
GAAP estimated fully allocated gross margin	66.5%	70.6%	67.9%	64.7%	64.6%	64.7%
Revenue adjustments	1,781	547	2,328	4,702	5,557	10,259
Amortization of acquired technology	5,373	225	5,598	5,361	361	5,722
Stock-based compensation expenses (1)	270	79	349	2,301	679	2,980
Acquisition expenses, net (4)	12	6	18	38	20	58
Restructuring expenses (4)	282	149	431	235	125	360
Separation expenses (4)	33	17	50	—	—	—
Impairment charges (4)	233	124	357	—	—	—
Non-GAAP estimated fully allocated gross profit	$157,592	$88,673	$246,265	$148,508	$90,209	$238,717
Non-GAAP estimated fully allocated gross margin	69.5%	71.2%	70.1%	69.2%	67.0%	68.3%

ESTIMATED RESEARCH AND DEVELOPMENT, NET
Segment expenses	$25,372	$30,838	$56,210	$22,548	$23,552	$46,100
Stock-based compensation expenses (2)	879	465	1,344	2,935	1,566	4,501
Shared support expenses allocation (3)	4,735	2,505	7,240	4,913	2,621	7,534
GAAP estimated fully allocated research and development, net	30,986	33,808	64,794	30,396	27,739	58,135
As a percentage of GAAP revenue	13.8%	27.3%	18.6%	14.5%	21.5%	17.1%
Stock-based compensation expenses (2)	(879)	(465)	(1,344)	(2,935)	(1,566)	(4,501)
Acquisition expenses, net (4)	(24)	(13)	(37)	(202)	(108)	(310)
Restructuring expenses (4)	(135)	(72)	(207)	(270)	(144)	(414)
Separation expenses (4)	(178)	(94)	(272)	—	—	—
Other adjustments (4)	(15)	(7)	(22)	—	—	—

	Three Months Ended January 31,
	2021			2020
(in thousands)	Customer Engagement	Cyber Intelligence	Consolidated	Customer Engagement	Cyber Intelligence	Consolidated
Non-GAAP estimated fully allocated research and development, net	$29,755	$33,157	$62,912	$26,989	$25,921	$52,910
As a percentage of non-GAAP revenue	13.1%	26.6%	17.9%	12.6%	19.2%	15.1%

ESTIMATED SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
Segment expenses	$45,020	$22,302	$67,322	$41,011	$25,002	$66,013
Stock-based compensation expenses (2)	5,529	3,623	9,152	12,390	6,614	19,004
Shared support expenses allocation (3)	44,031	22,596	66,627	25,794	13,768	39,562
GAAP estimated fully allocated selling, general and administrative expenses	94,580	48,521	143,101	79,195	45,384	124,579
As a percentage of GAAP revenue	42.0%	39.1%	41.0%	37.7%	35.1%	36.7%
Stock-based compensation expenses (2)	(5,529)	(3,623)	(9,152)	(12,390)	(6,614)	(19,004)
Acquisition expenses, net (4)	(2,625)	(1,390)	(4,015)	(1,298)	(693)	(1,991)
Restructuring expenses (4)	(2,607)	(1,380)	(3,987)	(422)	(226)	(648)
Separation expenses (4)	(12,761)	(6,752)	(19,513)	(2,336)	(1,247)	(3,583)
Other adjustments (4)	(276)	(147)	(423)	(1,449)	(773)	(2,222)
Non-GAAP estimated fully allocated selling, general and administrative expenses	$70,782	$35,229	$106,011	$61,300	$35,831	$97,131
As a percentage of non-GAAP revenue	31.2%	28.3%	30.2%	28.5%	26.6%	27.8%

OPERATING INCOME, OPERATING MARGIN, AND ADJUSTED EBITDA
GAAP estimated fully allocated operating income	$17,582	$4,891	$22,473	$18,165	$10,131	$28,296
GAAP estimated fully allocated operating margin	7.8%	3.9%	6.4%	8.6%	7.8%	8.3%
Revenue adjustments	1,781	547	2,328	4,702	5,557	10,259
Amortization of acquired technology	5,373	225	5,598	5,361	361	5,722
Amortization of other acquired intangible assets	6,460	306	6,766	8,115	213	8,328
Stock-based compensation expenses (2)	6,678	4,167	10,845	17,626	8,859	26,485
Acquisition expenses, net (4)	2,661	1,409	4,070	1,538	821	2,359
Restructuring expenses (4)	3,024	1,601	4,625	927	495	1,422
Separation expenses (4)	12,972	6,863	19,835	2,336	1,247	3,583
Impairment charges (4)	233	124	357	—	—	—
Other adjustments (4)	291	154	445	1,449	773	2,222
Non-GAAP estimated fully allocated operating income	57,055	20,287	77,342	60,219	28,457	88,676
Depreciation and amortization (5)	6,686	3,537	10,223	5,803	3,097	8,900
Estimated fully allocated adjusted EBITDA	$63,741	$23,824	$87,565	$66,022	$31,554	$97,576

	Three Months Ended January 31,
	2021			2020
(in thousands)	Customer Engagement	Cyber Intelligence	Consolidated	Customer Engagement	Cyber Intelligence	Consolidated
Non-GAAP estimated fully allocated operating margin	25.1%	16.3%	22.0%	28.0%	21.1%	25.4%
Estimated fully allocated adjusted EBITDA margin	28.1%	19.1%	24.9%	30.7%	23.4%	27.9%

	Year Ended January 31,
	2021			2020
(in thousands)	Customer Engagement	Cyber Intelligence	Consolidated	Customer Engagement	Cyber Intelligence	Consolidated
REVENUE
Total GAAP revenue	$830,247	$443,458	$1,273,705	$846,525	$457,109	$1,303,634
Revenue adjustments	10,336	3,569	13,905	26,675	5,708	32,383
Total non-GAAP revenue	$840,583	$447,027	$1,287,610	$873,200	$462,817	$1,336,017

ESTIMATED GROSS PROFIT AND GROSS MARGIN
Segment products costs	$34,518	$56,519	$91,037	$35,455	$83,291	$118,746
Segment service expenses	218,919	68,499	287,418	226,555	70,768	297,323
Amortization of acquired technology	17,963	942	18,905	21,578	2,406	23,984
Stock-based compensation expenses (1)	4,159	1,215	5,374	6,318	1,866	8,184
Shared support expenses allocation (3)	8,410	4,450	12,860	10,125	5,404	15,529
Total GAAP estimated fully allocated cost of revenue	283,969	131,625	415,594	300,031	163,735	463,766
GAAP estimated fully allocated gross profit	546,278	311,833	858,111	546,494	293,374	839,868
GAAP estimated fully allocated gross margin	65.8%	70.3%	67.4%	64.6%	64.2%	64.4%
Revenue adjustments	10,336	3,569	13,905	26,675	5,708	32,383
Amortization of acquired technology	17,963	942	18,905	21,578	2,406	23,984
Stock-based compensation expenses (1)	4,159	1,215	5,374	6,318	1,866	8,184
Acquisition expenses, net (4)	230	122	352	81	43	124
Restructuring expenses (4)	1,432	757	2,189	1,644	877	2,521
Separation expenses (4)	84	44	128	—	—	—
Impairment charges (4)	328	174	502	—	—	—
Non-GAAP estimated fully allocated gross profit	$580,810	$318,656	$899,466	$602,790	$304,274	$907,064
Non-GAAP estimated fully allocated gross margin	69.1%	71.3%	69.9%	69.0%	65.7%	67.9%

ESTIMATED RESEARCH AND DEVELOPMENT, NET
Segment expenses	$95,785	$105,867	$201,652	$101,002	$90,708	$191,710
Stock-based compensation expenses (2)	6,237	3,299	9,536	8,754	4,672	13,426
Shared support expenses allocation (3)	18,954	10,027	28,981	17,309	9,238	26,547
GAAP estimated fully allocated research and development, net	120,976	119,193	240,169	127,065	104,618	231,683
As a percentage of GAAP revenue	14.6%	26.9%	18.9%	15.0%	22.9%	17.8%
Stock-based compensation expenses (2)	(6,237)	(3,299)	(9,536)	(8,754)	(4,672)	(13,426)
Acquisition expenses, net (4)	(313)	(166)	(479)	(546)	(292)	(838)
Restructuring expenses (4)	(1,119)	(592)	(1,711)	(853)	(455)	(1,308)
Separation expenses (4)	(239)	(127)	(366)	—	—	—
Other adjustments (4)	(22)	(11)	(33)	—	—	—
Non-GAAP estimated fully allocated research and development, net	$113,046	$114,998	$228,044	$116,912	$99,199	$216,111

	Year Ended January 31,
	2021			2020
(in thousands)	Customer Engagement	Cyber Intelligence	Consolidated	Customer Engagement	Cyber Intelligence	Consolidated

As a percentage of non-GAAP revenue	13.4%	25.7%	17.7%	13.4%	21.4%	16.2%

ESTIMATED SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
Segment expenses	$159,417	$83,133	$242,550	$179,440	$91,452	$270,892
Stock-based compensation expenses (2)	30,624	16,899	47,523	39,829	21,259	61,088
Shared support expenses allocation (3)	123,519	64,650	188,169	102,293	54,598	156,891
GAAP estimated fully allocated selling, general and administrative expenses	313,560	164,682	478,242	321,562	167,309	488,871
As a percentage of GAAP revenue	37.8%	37.1%	37.5%	38.0%	36.6%	37.5%
Stock-based compensation expenses (2)	(30,624)	(16,899)	(47,523)	(39,829)	(21,259)	(61,088)
Acquisition expenses, net (4)	(836)	(443)	(1,279)	(6,503)	(3,471)	(9,974)
Restructuring expenses (4)	(5,472)	(2,895)	(8,367)	(1,786)	(954)	(2,740)
Separation expenses (4)	(30,877)	(16,336)	(47,213)	(3,448)	(1,840)	(5,288)
Other adjustments (4)	508	268	776	(6,609)	(3,528)	(10,137)
Non-GAAP estimated fully allocated selling, general and administrative expenses	$246,259	$128,377	$374,636	$263,387	$136,257	$399,644
As a percentage of non-GAAP revenue	29.3%	28.7%	29.1%	30.2%	29.4%	29.9%

OPERATING INCOME, OPERATING MARGIN, AND ADJUSTED EBITDA
GAAP estimated fully allocated operating income	$81,966	$26,739	$108,705	$67,004	$20,852	$87,856
GAAP estimated fully allocated operating margin	9.9%	6.0%	8.5%	7.9%	4.6%	6.7%
Revenue adjustments	10,336	3,569	13,905	26,675	5,708	32,383
Amortization of acquired technology	17,963	942	18,905	21,578	2,406	23,984
Amortization of other acquired intangible assets	29,776	1,219	30,995	30,863	595	31,458
Stock-based compensation expenses (2)	41,020	21,413	62,433	54,901	27,797	82,698
Acquisition expenses, net (4)	1,379	731	2,110	7,130	3,806	10,936
Restructuring expenses (4)	8,023	4,244	12,267	4,283	2,286	6,569
Separation expenses (4)	31,200	16,507	47,707	3,448	1,840	5,288
Impairment charges (4)	328	174	502	—	—	—
Other adjustments (4)	(486)	(257)	(743)	6,609	3,528	10,137
Non-GAAP estimated fully allocated operating income	221,505	75,281	296,786	222,491	68,818	291,309
Depreciation and amortization (5)	27,254	14,419	41,673	21,737	11,602	33,339
Estimated fully allocated adjusted EBITDA	$248,759	$89,700	$338,459	$244,228	$80,420	$324,648
Non-GAAP estimated fully allocated operating margin	26.4%	16.8%	23.0%	25.5%	14.9%	21.8%
Estimated fully allocated adjusted EBITDA margin	29.6%	20.1%	26.3%	28.0%	17.4%	24.3%

(1) Represents the stock-based compensation expenses applicable to cost of revenue, allocated approximately proportional to our annual operations and service expense wages for each segment for years ended January 31, 2020 and 2019, respectively, which we believe provides a reasonable approximation for purposes of understanding the relative GAAP and non-GAAP gross margins of the two businesses.

(2) Represents the stock-based compensation expenses applicable to research and development, net and selling, general and administrative, allocated approximately proportional to our non-GAAP segment revenue for the years ended January 31, 2020 and 2019, respectively, which we believe provides a reasonable approximation for purposes of understanding the relative non-GAAP operating margins of the two businesses.

(3) Represents our shared support expenses (as disclosed in footnote 18 to our January 31, 2021 Form 10-K, when filed), including general and administrative shared services acquisition expenses, net and restructuring expenses, separation expenses, impairment charges and other adjustments, allocated approximately proportional to our non-GAAP segment revenue for the years ended January 31, 2020 and 2019, respectively, which we believe provides a reasonable approximation for purposes of understanding the relative non-GAAP operating margins of the two businesses.

(4) Represents the portion of our acquisition expenses, net and restructuring expenses, separation expenses, impairment charges and other adjustments, allocated approximately proportional to our annual non-GAAP segment revenue for the years ended January 31, 2020 and 2019, respectively, which we believe provides a reasonable approximation for purposes of understanding the relative GAAP and non-GAAP gross margins and operating margins of the two businesses.

(5) Represents certain depreciation and amortization expenses, which are otherwise included in our non-GAAP operating income, allocated approximately proportional to our non-GAAP segment revenue for the years ended January 31, 2020 and 2019, respectively, which we believe provides a reasonable approximation for purposes of understanding the relative adjusted EBITDA of the two businesses.

Table 3
VERINT SYSTEMS INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Measures
(Unaudited)

	Three Months Ended January 31,		Year Ended January 31,
(in thousands, except per share data)	2021	2020	2021	2020
Table of Reconciliation from GAAP Other Expense, Net to Non-GAAP Other Expense, Net

GAAP other expense, net	$(41,179)	$(10,128)	$(92,482)	$(34,553)
Unrealized losses on derivatives, net	357	—	1,115	1,485
Amortization of convertible note discount	3,263	3,184	12,883	12,490
Expenses and losses on debt modification or retirement	—	—	1,462	—
Change in fair value of future tranche right	33,312	—	56,146	—
Acquisition expenses, net	14	(22)	(3,629)	(90)
Non-GAAP other expense, net(1)	$(4,233)	$(6,966)	$(24,505)	$(20,668)

Table of Reconciliation from GAAP (Benefit) Provision for Income Taxes to Non-GAAP Provision for Income Taxes

GAAP (benefit) provision for income taxes	$(160)	$11,500	$16,330	$17,620
GAAP effective income tax rate	0.9%	63.3%	100.7%	33.1%
Non-GAAP tax adjustments	2,726	(5,911)	1,197	4,085
Non-GAAP provision for income taxes	$2,566	$5,589	$17,527	$21,705
Non-GAAP effective income tax rate	3.5%	6.8%	6.4%	8.0%

Table of Reconciliation from GAAP Net (Loss) Income Attributable to Verint Systems Inc. Common Shares to Non-GAAP Net Income Attributable to Verint Systems Inc. Common Shares

GAAP net (loss) income attributable to Verint Systems Inc. common shares	$(22,436)	$4,869	$(14,923)	$28,684
Revenue adjustments	2,328	10,259	13,905	32,383
Amortization of acquired technology	5,598	5,722	18,905	23,984
Amortization of other acquired intangible assets	6,766	8,328	30,995	31,458
Stock-based compensation expenses	10,845	26,485	62,433	82,698
Unrealized losses on derivatives, net	357	—	1,115	1,485
Amortization of convertible note discount	3,263	3,184	12,883	12,490
Expenses and losses on debt modification or retirement	—	—	1,462	—
Change in fair value of future tranche right	33,312	—	56,146	—
Acquisition expenses, net	4,084	2,339	(1,519)	10,846
Restructuring expenses	4,625	1,419	12,267	6,569
Separation expenses	19,835	3,583	47,707	5,288
Impairment charges	357	—	502	—
Other adjustments	445	2,222	(743)	10,137
Non-GAAP tax adjustments	(2,726)	5,911	(1,197)	(4,085)
Dividends, reversed due to assumed conversion of preferred stock	2,514	—	7,656	—
Total adjustments	91,603	69,452	262,517	213,253
Non-GAAP net income attributable to Verint Systems Inc. common shares	$69,167	$74,321	$247,594	$241,937

Table Comparing GAAP Diluted Net (Loss) Income Per Common Share Attributable to Verint Systems Inc. to Non-GAAP Diluted Net Income Per Common Share Attributable to Verint Systems Inc.

GAAP diluted net (loss) income per common share attributable to Verint Systems Inc.	$(0.34)	$0.07	$(0.23)	$0.43
Non-GAAP diluted net income per common share attributable to Verint Systems Inc.	$0.98	$1.11	$3.60	$3.59

	Three Months Ended January 31,		Year Ended January 31,
(in thousands, except per share data)	2021	2020	2021	2020
GAAP weighted-average shares used in computing diluted net (loss) income per common share attributable to Verint Systems Inc.	65,753	66,999	65,173	67,355
Additional weighted-average shares applicable to non-GAAP diluted net income per common share attributable to Verint Systems Inc.	4,846	—	3,654	—
Non-GAAP diluted weighted-average shares used in computing net income per common share attributable to Verint Systems Inc.	70,599	66,999	68,827	67,355

Table of Reconciliation from GAAP Net (Loss) Income Attributable to Verint Systems Inc. to Adjusted EBITDA

GAAP net (loss) income attributable to Verint Systems Inc.	$(19,922)	$4,869	$(7,267)	$28,684
As a percentage of GAAP revenue	(5.7)%	1.4%	(0.6)%	2.2%
Net income attributable to noncontrolling interest	1,376	1,799	7,160	6,999
(Benefit) provision for income taxes	(160)	11,500	16,330	17,620
Other expense, net	41,179	10,128	92,482	34,553
Depreciation and amortization(2)	26,158	22,951	97,416	88,783
Revenue adjustments	2,328	10,259	13,905	32,383
Stock-based compensation expenses	10,845	26,485	62,433	82,698
Acquisition expenses, net	4,064	2,359	2,100	10,936
Restructuring expenses	4,629	1,421	12,267	6,567
Separation expenses	16,266	3,583	41,874	5,288
Impairment charges	357	—	502	—
Other adjustments	445	2,222	(743)	10,137
Adjusted EBITDA	$87,565	$97,576	$338,459	$324,648
As a percentage of non-GAAP revenue	24.9%	27.9%	26.3%	24.3%

Table of Reconciliation from Gross Debt to Net Debt	January 31, 2021	January 31, 2020

Current maturities of long-term debt	$386,713	$4,250
Long-term debt	402,781	832,798
Unamortized debt discounts and issuance costs	7,518	22,327
Gross debt	797,012	859,375
Less:
Cash and cash equivalents	663,843	379,146
Restricted cash and cash equivalents, and restricted bank time deposits	27,057	43,860
Short-term investments	51,013	20,215
Net debt, excluding long-term restricted cash, cash equivalents, time deposits, and investments	55,099	416,154
Long-term restricted cash, cash equivalents, time deposits and investments	15,712	26,363
Net debt, including long-term restricted cash, cash equivalents, time deposits, and investments	$39,387	$389,791

(1) For the three months ended January 31, 2021, non-GAAP other expense, net of $4.2 million was comprised of $6.0 million of interest and other expense, net of $1.8 million of foreign exchange gains primarily related to balance sheet translations.

(2) Adjusted for financing fee amortization.

Table 4
VERINT SYSTEMS INC. AND SUBSIDIARIES
Additional Information Regarding Apax Series B Investment
(Unaudited)

	Three Months Ended January 31,		Year Ended January 31,
(in thousands)	2021	2020	2021	2020
GAAP net (loss) income attributable to Verint Systems Inc. common shares	$(22,436)	$4,869	$(14,923)	$28,684
Future tranche right revaluation (1)	33,312	—	56,146	—
Adjusted net income attributable to Verint Systems Inc. common shares excluding future tranche right revaluation	$10,876	$4,869	$41,223	$28,684

(1) In the year ended January 31, 2021, we recorded a non-cash Future Tranche Right revaluation loss of $56.1 million. This non-cash charge for the period relates to the mark-to-market adjustment of the Future Tranche Right (right to purchase Series B Preferred Stock by the Apax Investor at a future date), issued in connection with the closing of the Series A Preferred Stock on May 7, 2020. The change in fair value was primarily due to a significant increase in our stock price during the period. The Future Tranche Right will be remeasured at each reporting period until the redemption feature is exercised in connection with the sale and issuance of the Series B Preferred Stock, which is expected to occur during our first fiscal quarter ending April 30, 2021. Our diluted net income per share for the year ended January 31, 2021 would have been $0.85 higher without this non-cash charge.

Table 5
VERINT SYSTEMS INC. AND SUBSIDIARIES
GAAP to Non-GAAP Customer Engagement Revenue and Cloud Metrics
(Unaudited)

	Three Months Ended January 31,		Year Ended January 31,
(in thousands)	2021	2020	2021	2020
Table of Reconciliation from GAAP Software (includes cloud and support) and Professional Services Revenue to Non-GAAP Software (includes cloud and support) and Professional Services Revenue

Software (includes cloud and support) revenue - GAAP	$199,079	$180,836	$717,464	$714,260
Perpetual revenue - GAAP	42,025	40,526	141,840	179,882
Cloud revenue - GAAP	85,966	61,234	277,411	220,477
Support revenue - GAAP	71,088	79,076	298,213	313,901
Professional services revenue - GAAP	$26,001	$29,222	$112,783	$132,265
Total revenue - GAAP	$225,080	$210,058	$830,247	$846,525

Estimated software (includes cloud and support) revenue adjustments	$1,781	$4,702	$10,336	$26,675
Estimated perpetual revenue adjustments	—	—	—	—
Estimated cloud revenue adjustments	1,772	4,637	10,163	26,346
Estimated support revenue adjustments	9	65	173	329
Estimated professional services revenue adjustments	—	—	—	—
Total estimated revenue adjustments	$1,781	$4,702	$10,336	$26,675

Software (includes cloud and support) revenue - non-GAAP	$200,860	$185,538	$727,800	$740,935
Perpetual revenue - non-GAAP	42,025	40,526	141,840	179,882
Cloud revenue - non-GAAP	87,738	65,871	287,574	246,823
Support revenue - non-GAAP	71,097	79,141	298,386	314,230
Professional services revenue - non-GAAP	$26,001	$29,222	$112,783	$132,265
Total revenue - non-GAAP	$226,861	$214,760	$840,583	$873,200

Table of Reconciliation from GAAP Cloud Revenue to Non-GAAP Cloud Revenue

SaaS revenue - GAAP	$69,851	$46,715	$217,952	$163,943
Bundled SaaS revenue - GAAP	39,345	31,406	145,962	115,925
Unbundled SaaS revenue - GAAP (1)	30,506	15,309	71,990	48,018
Optional managed services revenue - GAAP	$16,115	$14,519	$59,459	$56,534
Cloud revenue - GAAP	$85,966	$61,234	$277,411	$220,477

Estimated SaaS revenue adjustments	$1,546	$4,267	$9,165	$24,464
Estimated bundled SaaS revenue adjustments	1,503	4,225	8,988	23,500
Estimated unbundled SaaS revenue adjustments	43	42	177	964
Estimated optional managed services revenue adjustments	$226	$370	$998	$1,882
Estimated cloud revenue adjustments	$1,772	$4,637	$10,163	$26,346

SaaS revenue - non-GAAP	$71,397	$50,982	$227,117	$188,407
Bundled SaaS revenue - non-GAAP	40,848	35,631	154,950	139,425
Unbundled SaaS revenue - non-GAAP (1)	30,549	15,351	72,167	48,982
Optional managed services revenue - non-GAAP	$16,341	$14,889	$60,457	$58,416
Cloud revenue - non-GAAP	$87,738	$65,871	$287,574	$246,823

Table of New SaaS ACV
New SaaS ACV	$21,907	$15,785	$66,155	$49,710
New SaaS ACV Growth YoY	38.8%	35.4%	33.1%	71.0%

	Three Months Ended January 31,		Year Ended January 31,
(in thousands)	2021	2020	2021	2020

Table of New Perpetual License Equivalent Bookings
New perpetual license equivalent bookings (2)	$82,313	$71,465	$258,307	$270,801
New perpetual license equivalent bookings change YoY	15.2%	(10.3)%	(4.6)%	5.3%

(1) As our bookings mix has rapidly shifted to cloud, we are now including support revenue associated with unbundled SaaS within SaaS. In order to conform with this presentation, unbundled SaaS revenue for the three months ended January 31, 2020 has been updated to reflect $1.7 million and the years ended January 31, 2021 and 2020 has been updated to reflect $7.2 million and $4.7 million, respectively, of unbundled SaaS support revenue which had previously been presented within support revenue.

(2) As our bookings mix has rapidly shifted to cloud, we are now calculating the conversion factor based on the in-period mix. The conversion factor was 2.0x, 1.9x and 1.9x for the years ended January 31, 2019, 2020 and 2021, respectively. Historically, we used in our dashboard a conversion factor of 2.0x which was based on our historical mix and represented a good approximation.

Table 6
VERINT SYSTEMS INC. AND SUBSIDIARIES
GAAP to Non-GAAP Cyber Intelligence Revenue Metrics
(Unaudited)

	Three Months Ended January 31,		Year Ended January 31,
(in thousands)	2021	2020	2021	2020
Recurring revenue - GAAP	$58,588	$52,092	$223,405	$192,578
Nonrecurring revenue - GAAP	65,432	77,053	220,053	264,531
Total revenue - GAAP	$124,020	$129,145	$443,458	$457,109

Estimated recurring revenue adjustments	$547	$471	$3,569	$622
Estimated nonrecurring revenue adjustments	—	5,086	—	5,086
Total estimated revenue adjustments	$547	$5,557	$3,569	$5,708

Recurring revenue - non-GAAP	$59,135	$52,563	$226,974	$193,200
Nonrecurring revenue - non-GAAP	65,432	82,139	220,053	269,617
Total revenue - non-GAAP	$124,567	$134,702	$447,027	$462,817

Table 7
VERINT SYSTEMS INC. AND SUBSIDIARIES
GAAP to Non-GAAP Segment and Shared Support Metrics
(Unaudited)

	Three Months Ended January 31,		Year Ended January 31,
(in thousands)	2021	2020	2021	2020
Segment expenses - GAAP (1)	$245,120	$249,479	$908,112	$981,507
Shared support expenses - GAAP (2)	81,507	61,428	256,888	234,271
Total expenses - GAAP	$326,627	$310,907	$1,165,000	$1,215,778

Estimated segment expense adjustments	$(22,341)	$(32,378)	$(97,322)	$(114,106)
Estimated shared support expense adjustments	(30,201)	(17,740)	(76,855)	(56,963)
Total estimated expense adjustments	$(52,542)	$(50,118)	$(174,177)	$(171,069)

Segment expenses - non-GAAP (1)	$222,779	$217,101	$810,790	$867,401
Shared support expenses - non-GAAP (2)	51,306	43,688	180,033	177,308
Total expenses - non-GAAP	$274,085	$260,789	$990,823	$1,044,709

(1) Segment expenses include expenses incurred directly by the two historical segments.

(2) Shared support expenses include certain operating expenses that are provided by shared resources or are otherwise generally not controlled by segment management. The majority of which are for administrative support functions, such as information technology, human resources, finance, legal, and other general corporate support, and for occupancy expenses.

Table 8
VERINT SYSTEMS INC. AND SUBSIDIARIES
Calculation of Change in Revenue on a Constant Currency Basis
(Unaudited)

	GAAP Revenue		Non-GAAP Revenue
(in thousands, except percentages)	Three Months Ended	Year Ended	Three Months Ended	Year Ended
Total Revenue
Revenue for the three months and year ended January 31, 2020	$339,203	$1,303,634	$349,462	$1,336,017
Revenue for the three months and year ended January 31, 2021	$349,100	$1,273,705	$351,428	$1,287,610
Revenue for the three months and year ended January 31, 2021 at constant currency(1)	$346,000	$1,273,000	$348,000	$1,287,000
Reported period-over-period revenue change	2.9%	(2.3)%	0.6%	(3.6)%
% impact from change in foreign currency exchange rates	(0.9)%	—%	(1.0)%	(0.1)%
Constant currency period-over-period revenue change	2.0%	(2.3)%	(0.4)%	(3.7)%

Customer Engagement
Revenue for the three months and year ended January 31, 2020	$210,058	$846,525	$214,760	$873,200
Revenue for the three months and year ended January 31, 2021	$225,080	$830,247	$226,861	$840,583
Revenue for the three months and year ended January 31, 2021 at constant currency(1)	$223,000	$829,000	$224,000	$839,000
Reported period-over-period revenue change	7.2%	(1.9)%	5.6%	(3.7)%
% impact from change in foreign currency exchange rates	(1.0)%	(0.2)%	(1.3)%	(0.2)%
Constant currency period-over-period revenue change	6.2%	(2.1)%	4.3%	(3.9)%

Cyber Intelligence
Revenue for the three months and year ended January 31, 2020	$129,145	$457,109	$134,702	$462,817
Revenue for the three months and year ended January 31, 2021	$124,020	$443,458	$124,567	$447,027
Revenue for the three months and year ended January 31, 2021 at constant currency(1)	$123,000	$444,000	$124,000	$448,000
Reported period-over-period revenue change	(4.0)%	(3.0)%	(7.5)%	(3.4)%
% impact from change in foreign currency exchange rates	(0.8)%	0.1%	(0.4)%	0.2%
Constant currency period-over-period revenue change	(4.8)%	(2.9)%	(7.9)%	(3.2)%

(1) Revenue for the three months and year ended January 31, 2021 at constant currency is calculated by translating current-period GAAP or non-GAAP foreign currency revenue (as applicable) into U.S. dollars using average foreign currency exchange rates for the three months and year ended January 31, 2020 rather than actual current-period foreign currency exchange rates.

For further information see "Supplemental Information About Constant Currency" at the end of this press release.

Table 9
VERINT SYSTEMS INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)

	January 31,
(in thousands, except share and per share data)	2021	2020
Assets
Current Assets:
Cash and cash equivalents	$663,843	$379,146
Restricted cash and cash equivalents, and restricted bank time deposits	27,057	43,860
Short-term investments	51,013	20,215
Accounts receivable, net of allowance for doubtful accounts of $6.2 million and $5.3 million, respectively	381,158	382,435
Contract assets, net	57,033	64,961
Inventories	20,083	20,495
Prepaid expenses and other current assets	77,555	87,946
Total current assets	1,277,742	999,058
Property and equipment, net	106,242	116,111
Operating lease right-of-use assets	88,889	102,149
Goodwill	1,485,590	1,469,211
Intangible assets, net	149,043	197,764
Deferred income taxes	14,489	13,802
Other assets	139,300	117,963
Total assets	$3,261,295	$3,016,058

Liabilities, Temporary Equity, and Stockholders' Equity
Current Liabilities:
Accounts payable	$76,975	$71,604
Accrued expenses and other current liabilities	311,706	229,698
Current maturities of long-term debt	386,713	4,250
Contract liabilities	388,045	397,350
Total current liabilities	1,163,439	702,902
Long-term debt	402,781	832,798
Long-term contract liabilities	38,539	40,565
Operating lease liabilities	79,886	90,372
Deferred income taxes	36,976	39,829
Other liabilities	51,641	67,155
Total liabilities	1,773,262	1,773,621
Commitments and Contingencies
Temporary Equity:
Preferred stock - $0.001 par value; authorized 2,207,000; Series A Preferred Stock; 200,000 shares issued and outstanding at January 31, 2021; no shares issued and outstanding at January 31, 2020; aggregate liquidation preference and current redemption value of $206,067 at January 31, 2021.	200,628	—
Equity component of currently redeemable convertible notes	4,841	—
Total temporary equity	205,469	—
Stockholders' Equity:
Common stock - $0.001 par value; authorized 120,000,000 shares. Issued 70,177,000 and 68,529,000; outstanding 65,773,000 and 64,738,000 shares at January 31, 2021 and 2020, respectively	70	68
Additional paid-in capital	1,726,166	1,660,889
Treasury stock, at cost 4,404,000 and 3,791,000 shares at January 31, 2021 and 2020, respectively	(208,124)	(174,134)
Accumulated deficit	(113,797)	(105,590)
Accumulated other comprehensive loss	(136,878)	(151,865)
Total Verint Systems Inc. stockholders' equity	1,267,437	1,229,368
Noncontrolling interests	15,127	13,069
Total stockholders' equity	1,282,564	1,242,437
Total liabilities, temporary equity, and stockholders' equity	$3,261,295	$3,016,058

Table 10
VERINT SYSTEMS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Year Ended January 31,
(in thousands)	2021	2020
Cash flows from operating activities:
Net (loss) income	$(107)	$35,683
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	100,408	91,532
Provision for doubtful accounts	3,777	2,572
Stock-based compensation, excluding cash-settled awards	62,289	82,698
Change in fair value of future tranche right	56,146	—
Amortization of discount on convertible notes	12,883	12,490
(Benefit) provision from deferred income taxes	(3,735)	2,145
Non-cash losses (gains) on derivative financial instruments, net	1,362	(599)
Other non-cash items, net	(8,188)	4,544
Changes in operating assets and liabilities, net of effects of business combinations and divestitures:
Accounts receivable	(2,288)	(6,894)
Contract assets	8,379	(1,470)
Inventories	(1,508)	1,752
Prepaid expenses and other assets	(16,736)	13,523
Accounts payable and accrued expenses	49,430	(14,488)
Contract liabilities	(11,332)	27,575
Other liabilities	902	(13,290)
Other, net	2,164	131
Net cash provided by operating activities	253,846	237,904

Cash flows from investing activities:
Cash paid for business combinations, including adjustments, net of cash acquired	—	(74,096)
Purchases of property and equipment	(27,880)	(35,028)
Purchases of investments	(151,116)	(47,407)
Maturities and sales of investments	120,937	59,324
Settlements of derivative financial instruments not designated as hedges	159	3,093
Cash paid for capitalized software development costs	(12,444)	(17,222)
Change in restricted bank time deposits, including long-term portion	31,238	(14,215)
Other investing activities	1,863	(250)
Net cash used in investing activities	(37,243)	(125,801)

Cash flows from financing activities:
Proceeds from issuance of preferred stock and future tranche right, net of issuance costs	197,254	—
Proceeds from borrowings	155,000	45,000
Repayments of borrowings and other financing obligations	(207,165)	(6,478)
Payments to repurchase convertible notes	(13,032)	—
Payments of equity issuance, debt issuance, and other debt-related costs	(2,287)	(212)
Dividends or distributions paid to noncontrolling interests	(5,414)	(5,488)
Purchases of treasury stock	(36,836)	(113,690)
Preferred stock dividend payments	(1,589)	—
Payments of deferred purchase price and contingent consideration for business combinations (financing portion) and other financing activities	(13,998)	(30,454)
Net cash provided by (used in) financing activities	71,933	(111,322)
Foreign currency effects on cash, cash equivalents, restricted cash, and restricted cash equivalents	(60)	(1,823)
Net increase (decrease) in cash, cash equivalents, restricted cash, and restricted cash equivalents	288,476	(1,042)

	Year Ended January 31,
(in thousands)	2021	2020
Cash, cash equivalents, restricted cash, and restricted cash equivalents, beginning of year	411,657	412,699
Cash, cash equivalents, restricted cash, and restricted cash equivalents, end of year	$700,133	$411,657

Reconciliation of cash, cash equivalents, restricted cash, and restricted cash equivalents at end of year to the consolidated balance sheets:
Cash and cash equivalents	$663,843	$379,146
Restricted cash and cash equivalents included in restricted cash and cash equivalents, and restricted bank time deposits	25,910	24,513
Restricted cash and cash equivalents included in other assets	10,380	7,998
Total cash, cash equivalents, restricted cash, and restricted cash equivalents	$700,133	$411,657

See notes to consolidated financial statements.

Verint Systems Inc. and Subsidiaries
Supplemental Information About Non-GAAP Financial Measures and Operating Metrics

This press release contains non-GAAP financial measures, consisting of non-GAAP revenue, non-GAAP software revenue (includes cloud and support), non-GAAP perpetual revenue, non-GAAP support revenue, non-GAAP professional services revenue, non-GAAP recurring revenue, non-GAAP nonrecurring revenue, non-GAAP cloud revenue, non-GAAP SaaS revenue, non-GAAP bundled SaaS revenue, non-GAAP unbundled SaaS revenue, non-GAAP optional managed services revenue, estimated GAAP fully allocated cost of revenue, estimated GAAP and non-GAAP fully allocated gross profit and gross margins, estimated GAAP and non-GAAP fully allocated research and development, net, estimated GAAP and non-GAAP fully allocated selling, general and administrative expenses, estimated GAAP and non-GAAP fully allocated operating income and operating margins, non-GAAP other income (expense), net, non-GAAP provision (benefit) for income taxes and non-GAAP effective income tax rate, non-GAAP net income attributable to Verint Systems Inc. common shares, non-GAAP diluted net income per common share attributable to Verint Systems Inc., estimated fully allocated adjusted EBITDA and adjusted EBITDA margins, net debt, additional information regarding Apax Series B investment, non-GAAP segment expenses, non-GAAP shared support expenses and constant currency measures. The tables above include a reconciliation of each non-GAAP financial measure for completed periods presented in this press release to the most directly comparable GAAP financial measure.

We believe these non-GAAP financial measures, used in conjunction with the corresponding GAAP measures, provide investors with useful supplemental information about the financial performance of our business by:
•facilitating the comparison of our financial results and business trends between periods, by excluding certain items that either can vary significantly in amount and frequency, are based upon subjective assumptions, or in certain cases are unplanned for or difficult to forecast,
•facilitating the comparison of our financial results and business trends with other technology companies who publish similar non-GAAP measures, and
•allowing investors to see and understand key supplementary metrics used by our management to run our business, including for budgeting and forecasting, resource allocation, and compensation matters.

We also make these non-GAAP financial measures available because a number of our investors have informed us that they find this supplemental information useful.

Non-GAAP financial measures should not be considered in isolation as substitutes for, or superior to, comparable GAAP financial measures. The non-GAAP financial measures we present have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP, and these non-GAAP financial measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP financial measures. These non-GAAP financial measures do not represent discretionary cash available to us to invest in the growth of our business, and we may in the future incur expenses similar to or in addition to the adjustments made in these non-GAAP financial measures. Other companies may calculate similar non-GAAP financial measures differently than we do, limiting their usefulness as comparative measures.

Our non-GAAP financial measures are calculated by making the following adjustments to our GAAP financial measures:

Revenue adjustments. We exclude from our non-GAAP revenue the impact of fair value adjustments required under GAAP relating to cloud services and customer support contracts acquired in a business acquisition, which would have otherwise been recognized on a stand-alone basis. We believe that it is useful for investors to understand the total amount of revenue that we and the acquired company would have recognized on a stand-alone basis under GAAP, absent the accounting adjustment associated with the business acquisition. Our non-GAAP revenue also reflects certain adjustments from aligning an acquired company’s revenue recognition policies to our policies.  We believe that our non-GAAP revenue measure helps management and investors understand our revenue trends and serves as a useful measure of ongoing business performance.

Amortization of acquired technology and other acquired intangible assets. When we acquire an entity, we are required under GAAP to record the fair values of the intangible assets of the acquired entity and amortize those assets over their useful lives. We exclude the amortization of acquired intangible assets, including acquired technology, from our non-GAAP financial measures because they are inconsistent in amount and frequency and are significantly impacted by the timing and size of acquisitions. We also exclude these amounts to provide easier comparability of pre- and post-acquisition operating results.

Stock-based compensation expenses. We exclude stock-based compensation expenses related to restricted stock awards, stock bonus programs, bonus share programs, and other stock-based awards from our non-GAAP financial measures. We evaluate our performance both with and without these measures because stock-based compensation is typically a non-cash expense and can vary significantly over time based on the timing, size and nature of awards granted, and is influenced in part by certain factors which are generally beyond our control, such as the volatility of the price of our common stock. In addition, measurement of stock-based compensation is subject to varying valuation methodologies and subjective assumptions, and therefore we believe that excluding stock-based compensation from our non-GAAP financial measures allows for meaningful comparisons of our current operating results to our historical operating results and to other companies in our industry.

Unrealized gains and losses on certain derivatives, net. We exclude from our non-GAAP financial measures unrealized gains and losses on certain foreign currency derivatives which are not designated as hedges under accounting guidance. We exclude unrealized gains and losses on foreign currency derivatives that serve as economic hedges against variability in the cash flows of recognized assets or liabilities, or of forecasted transactions. These contracts, if designated as hedges under accounting guidance, would be considered “cash flow” hedges.  These unrealized gains and losses are excluded from our non-GAAP financial measures because they are non-cash transactions which are highly variable from period to period. Upon settlement of these foreign currency derivatives, any realized gain or loss is included in our non-GAAP financial measures.

Amortization of convertible note discount. Our non-GAAP financial measures exclude the amortization of the imputed discount on our convertible notes. Under GAAP, certain convertible debt instruments that may be settled in cash upon conversion are required to be bifurcated into separate liability (debt) and equity (conversion option) components in a manner that reflects the issuer’s assumed non-convertible debt borrowing rate. For GAAP purposes, we are required to recognize imputed interest expense on the difference between our assumed non-convertible debt borrowing rate and the coupon rate on our 1.50% convertible notes. This difference is excluded from our non-GAAP financial measures because we believe that this expense is based upon subjective assumptions and does not reflect the cash cost of our convertible debt.

Expenses and losses on debt modification or retirement. We exclude from our non-GAAP financial measures losses on early retirements of debt attributable to refinancing or repaying our debt, and expenses incurred to modify debt terms, because we believe they are not reflective of our ongoing operations.

Change in fair value of future tranche right. On December 4, 2019, we entered into an Investment Agreement with an affiliate of Apax Partners (the “Apax Investor”), whereby the Apax Investor agreed to make an investment in us of up to $400.0 million of convertible preferred stock. In connection with the Apax Investor’s first $200.0 million investment on May 7, 2020 (for 200,000 shares of Series A Preferred Stock), we determined that our obligation to issue, and the Apax Investor’s obligation to purchase the Series B Preferred Stock in connection with the completion of the spin-off of our Cyber Intelligence Solutions business and other customary closing conditions (the “Future Tranche Right”) meets the definition of a freestanding financial instrument. This Future Tranche Right is reported at fair value as an asset or liability on our consolidated balance sheet and is remeasured at fair value each reporting period until the settlement of the right (at the time of issuance of the Series B Preferred Stock), with changes in its fair value recognized as a non-cash charge or benefit within other income (expense), net on the consolidated statement of operations. We are excluding this change in fair value of the Future Tranche Right from our non-GAAP financial measures because it is unusual in nature, can vary significantly in amount, and is unrelated to our ongoing operations.

Acquisition expenses, net. In connection with acquisition activity (including with respect to acquisitions that are not consummated), we incur expenses, including legal, accounting, and other professional fees, integration costs, changes in the fair value of contingent consideration obligations, and other costs. Integration costs may consist of information technology expenses as systems are integrated across the combined entity, consulting expenses, marketing expenses, and professional fees, as well as non-cash charges to write-off or impair the value of redundant assets. We exclude these expenses from our non-GAAP financial measures because they are unpredictable, can vary based on the size and complexity of each transaction, and are unrelated to our continuing operations or to the continuing operations of the acquired businesses.

Restructuring expenses. We exclude restructuring expenses from our non-GAAP financial measures, which include employee termination costs, facility exit costs, certain professional fees, asset impairment charges, and other costs directly associated with resource realignments incurred in reaction to changing strategies or business conditions. All of these costs can vary significantly in amount and frequency based on the nature of the actions as well as the changing needs of our business and we believe that excluding them provides easier comparability of pre- and post-restructuring operating results.

Separation expenses. On February 1, 2021, we completed the spin-off of our Cyber Intelligence business into a separate, independent publicly traded company, Cognyte Software Ltd. We have incurred and expect to incur, significant expenses in connection with the spin-off, including third-party advisory, accounting, legal, consulting, and other similar services related to the separation as well as costs associated with the operational separation of the two businesses, including those related to human resources, brand management, real estate, and information technology (which IT expenses are included in Separation expenses to the extent not capitalized). Separation expenses also include incremental cash income taxes related to the reorganization of legal entities and operations in order to effect the separation. These costs are incremental to our normal operating expenses and are being incurred solely as a result of the separation transaction. Accordingly, we are excluding these separation expenses from our non-GAAP financial measures in order to evaluate our performance on a comparable basis.

Impairment charges and other adjustments. We exclude from our non-GAAP financial measures asset impairment charges (other than those already included within restructuring or acquisition activity), rent expense for redundant facilities, gains or losses on sales of property, gains or losses on settlements of certain legal matters, and certain professional fees unrelated to our ongoing operations, including fees and expenses (or recoveries) related to a shareholder proxy contest that was settled in June 2019 of $(1.3) million and $7.9 million during the years ended January 31, 2021 and 2020, respectively, all of which are unusual in nature and can vary significantly in amount and frequency.

Non-GAAP income tax adjustments. We exclude our GAAP provision (benefit) for income taxes from our non-GAAP measures of net income attributable to Verint Systems Inc., and instead include a non-GAAP provision for income taxes, determined by applying a non-GAAP effective income tax rate to our income before provision for income taxes, as adjusted for the non-GAAP items described above. The non-GAAP effective income tax rate is generally based upon the income taxes we expect to pay in the reporting year. Our GAAP effective income tax rate can vary significantly from year to year as a result of tax law changes, settlements with tax authorities, changes in the geographic mix of earnings including acquisition activity, changes in the projected realizability of deferred tax assets, and other unusual or period-specific events, all of which can vary in size and frequency. We believe that our non-GAAP effective income tax rate removes much of this variability and facilitates meaningful comparisons of operating results across periods. Our non-GAAP effective income tax rate for the year ended January 31, 2021 is 6% and was 8% for the year ended January 31, 2020. We evaluate our non-GAAP effective income tax rate on an ongoing basis, and it can change from time to time. Our non-GAAP income tax rate can differ materially from our GAAP effective income tax rate.

Customer Engagement Revenue Metrics and Operating Metrics

Software (includes cloud and support) includes software licenses, appliances, SaaS and optional managed services. Recurring Software Revenue includes SaaS, optional managed services, and support revenue.

Cloud revenue primarily consists of SaaS and optional managed services.

SaaS revenue includes bundled SaaS, software with standard managed services and unbundled SaaS (including associated support) that we account for as term licenses where managed services are purchased separately.

Optional Managed Services is recurring services that are intended to improve our customers operations and reduce expenses.

New SaaS Annual Contract Value (ACV) includes the annualized contract value of all new SaaS contracts received within the period; in cases where SaaS is offered to partners through usage-based contracts, we include the incremental value of usage contracts over a rolling four quarters.

New Perpetual License Equivalent Bookings are used to normalize between perpetual and SaaS bookings and measure overall software bookings growth. We calculate new perpetual license equivalent bookings by adding to perpetual licenses an amount equal to New SaaS ACV bookings multiplied by a conversion factor that normalizes the mix of bundled and unbundled SaaS and perpetual bookings in a given period. The conversion factor used is based on our order mix and may change from period to period. The conversion factor was 1.9x for both the years ended January 31, 2021 and 2020. Management uses perpetual license equivalent bookings to understand our performance, including our software bookings growth and SaaS/perpetual license mix. This metric should not be viewed in isolation from other operating metrics that we make available to investors.

Cyber Intelligence Recurring and Nonrecurring Revenue Metrics

Recurring revenue, on both a GAAP and non-GAAP basis, primarily consists of initial and renewal support, subscription software licenses, and SaaS in certain limited transactions.

Nonrecurring revenue, on both a GAAP and non-GAAP basis, primarily consists of our perpetual licenses, long-term projects including software customizations that are recognized over time using a percentage of completion (“POC”) method, consulting, implementation and installation services, training, and hardware.

We believe that recurring and nonrecurring revenue provide investors with useful insight into the nature and sustainability of our revenue streams. The recurrence of these revenue streams in future periods depends on a number of factors including contractual periods and customers' renewal decisions. Please see “Revenue adjustments” above for an explanation for why we present these revenue numbers on both a GAAP and non-GAAP basis.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP measure defined as net income (loss) before interest expense, interest income, income taxes, depreciation expense, amortization expense, revenue adjustments, restructuring expenses, acquisition expenses, and other expenses excluded from our non-GAAP financial measures as described above. We believe that adjusted EBITDA is also commonly used by investors to evaluate operating performance between companies because it helps reduce variability caused by differences in capital structures, income taxes, stock-based compensation, accounting policies, and depreciation and amortization policies. Adjusted EBITDA is also used by credit rating agencies, lenders, and other parties to evaluate our creditworthiness.

Net Debt

Net Debt is a non-GAAP measure defined as the sum of long-term and short-term debt on our consolidated balance sheet, excluding unamortized discounts and issuance costs, less the sum of cash and cash equivalents, restricted cash, restricted cash equivalents, restricted bank time deposits, and restricted investments (including long-term portions), and short-term investments. We use this non-GAAP financial measure to help evaluate our capital structure, financial leverage, and our ability to reduce debt and to fund investing and financing activities and believe that it provides useful information to investors.

Supplemental Information About Constant Currency

Because we operate on a global basis and transact business in many currencies, fluctuations in foreign currency exchange rates can affect our consolidated U.S. dollar operating results. To facilitate the assessment of our performance excluding the effect of foreign currency exchange rate fluctuations, we calculate our GAAP and non-GAAP revenue, cost of revenue, and operating expenses on both an as-reported basis and a constant currency basis, allowing for comparison of results between periods as if foreign currency exchange rates had remained constant. We perform our constant currency calculations by translating current-period foreign currency results into U.S. dollars using prior-period average foreign currency exchange rates or hedge rates, as applicable, rather than current period exchange rates. We believe that constant currency measures, which exclude the impact of changes in foreign currency exchange rates, facilitate the assessment of underlying business trends.

Unless otherwise indicated, our financial outlook for revenue, operating margin, and diluted earnings per share, which is provided on a non-GAAP basis, reflects foreign currency exchange rates approximately consistent with rates in effect when the outlook is provided.

We also incur foreign exchange gains and losses resulting from the revaluation and settlement of monetary assets and liabilities that are denominated in currencies other than the entity’s functional currency. We periodically report our historical non-GAAP diluted net income per share both inclusive and exclusive of these net foreign exchange gains or losses. Our financial outlook for diluted earnings per share includes net foreign exchange gains or losses incurred to date, if any, but does not include potential future gains or losses.